CONTRACT OPERATING AGREEMENT

THIS CONTRACT OPERATING AGREEMENT (this "Agreement"), is entered into on this 8th day of July, 2015, but is effective as of January 1, 2015 (the "Effective Date"), by and between Vast Exploration, LLC, a Texas limited liability company ("Operator"), and JayHawk Energy, Inc., a Colorado corporation ("Company"). Operator and Company are sometimes referred to together herein as the "Parties", and individually as a "Party".

RECITALS:

WHEREAS, Company is the owner of certain oil, gas and/or mineral leases, fee mineral interests, leasehold estates, mineral interests, royalty interests, overriding royalty interests, reversionary interests, net profits interests, and other similar rights, estates and interests and other agreements specifically described in Exhibit B (the "Properties"), and the oil, gas, and other hydrocarbons produced from or attributable to the Properties;

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be derived from the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DUTIES OF OPERATOR

Section 1.1 Retention of Operator. Company hereby retains and authorizes Operator to perform the Services described in Exhibit A as of the Effective Date. Operator hereby accepts such retention, authorization, and agrees to perform the Services and/or cause the Services to be performed in accordance with this Agreement.

Section 1.2 Standard of Care. Operator shall perform the Services and carry out its responsibilities under this Agreement in accordance with commercially reasonable standards.

Section 1.3 Access to Properties. Operator, its agents and employees, contractors, and subcontractors, shall at all times during the performance of the Services have full, free and exclusive access to the Properties as may be necessary to perform the Services. Company shall refrain from engaging in any operational activities or services related to the Properties while this Agreement is effective, will not hold itself out as the operator of the Properties, and will not interfere with the Operator's performance of the of the Services.

Section 1.4 Independent Contractor. The Services and any corresponding work or labor provided for herein shall be done and performed by Operator as an independent contractor and under the sole supervision, management, discretion, and control of Operator in accordance with the specifications set forth herein.

Section 1.5 Hold Harmless. Company hereby releases and holds harmless Operator and its, officers, managers, members, employees, consultants, agents and affiliates, together with their respective officers, directors, members, employees and other representatives, from and against any and all damages arising out of or in any way connected with Services provided by the Operator.

ARTICLE 2
PAYMENT FOR COST OF SERVICES

Section 3.1 Payment. In exchange for the performance of Services, Company shall pay Operator the Cost of Services to operate the aforementioned oil and gas Properties. Company will be responsible for a fee of US$20,000 per month. Furthermore, Company shall be exclusively responsible for ongoing expenses, costs, fees, maintenance expenses, repair expenses, refurbishment expenses, rehabilitation expenses, environmental expenses, and all other costs or any other payments in any way related to the Properties. In the event Operator advances any fees, costs, expenses, or other payments the Company agrees to promptly reimburse the Operator upon receipt a reimbursement request. Operator will include reimbursement requests with its monthly invoices in the manner described in Section 3.2.

Section 3.2 Invoices. On or before the last day of each calendar month, Operator shall furnish to Company an invoice for the period ending on the last day of the calendar month preceding such calendar month, setting forth the Cost of Services, if any, during such prior calendar month and such supporting documentation and additional data as Company may reasonably require to substantiate Operator's right to payment or reimbursement.

Section 3.3 Payment. All amounts owing by either Party to the other Party under this Agreement shall be paid by check or wire transfer of immediately available funds in U.S. Dollars sent to the bank and account designated by the receiving Party within thirty (30) days after receipt of an invoice.

ARTICLE 3
BOOKS, RECORDS, & AUDITING

Section 3.1 Books and Records. Operator shall, and shall cause its affiliates to, maintain at all times true and correct books and records in connection with the performance of the Services in accordance with accepted commercial oil and gas industry practices.

Section 3.2 Audit. Upon thirty (30) days' prior written notice, but not more than once per calendar year, Company shall have the right from to audit the relevant portions of the books and records of Operator and its affiliates referenced in Section 3.1. If an audit reveals an error in any invoice paid by Company resulting in an overpayment by Company, Operator shall reimburse Company for the amount of such overpayment. Should an audit reveal an error in any invoice paid by Company resulting in an underpayment, the Company shall reimburse the amount of the underpayment to the Operator. If Company does not challenge any financial statement or invoice submitted by Operator to Company within six (6) months of such financial statement or invoice, the financial statement or invoice shall be presumed to be accurate.

ARTICLE 4
RELEASE, INDEMNITY, & CERTAIN WARRANTIES

Section 4.1 Release of Operator. In no event shall Operator be liable to the Company for, and Company hereby releases Operator and its affiliates from, any and all damages that arise out of, relate to or are otherwise attributable to, directly or indirectly, the performance of the Services, except to the extent that such damages are caused by the fraud, bad faith, gross negligence, willful misconduct of Operator or any of its affiliates, or material breach by Operator or any of its affiliates of the terms and conditions of this Agreement.

Section 4.2 **Indemnity of Company.** Operator hereby agrees to indemnify, defend, and hold harmless the Company from and against any and all damages incurred or suffered by any of the Company to the extent such damages arise out of or result from the fraud, bad faith, gross negligence, or willful misconduct of Operator or any of its affiliates in the conduct of the Services. Such obligations shall survive the termination of this Agreement. Such obligations shall survive the termination of this Agreement.

Section 4.3 **Indemnity of Operator.** Except as provided for in Section 4.2 above, Company hereby agrees to indemnify, defend, and hold harmless the Operator or any of its affiliates from and against any and all damages incurred or suffered by any of the Operator to the extent such damages arise out of or result from the conduct of the Services, EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY OF THE OPERATOR. Such obligations shall survive the termination of this Agreement.

ARTICLE 5
FORCE MAJEURE

Section 5.1 **Force Majeure.** If by reason of a Force Majeure Event either Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, and if such Party gives notice and the details of such Force Majeure in writing, facsimile, or electronic mail to the other Party within a reasonable time after the occurrence of the cause relied on, the Party giving such notice, so far as and to the extent that its performance is affected by such Force Majeure Event and during the continuance of its inability to perform as a result of such Force Majeure Event, shall not be liable in damages; provided, however, that the Party claiming such Force Majeure Event shall cause such Force Majeure Event to be remedied with all reasonable dispatch.

ARTICLE 6
TERM AND TERMINATION

Section 6.1 **Term.** This Agreement shall remain in full force and effect for a period of two (2) years from the Effective Date ("Initial Term"). This Agreement may be renewed for successive one (1) year terms until such time as one Party notifies the other not later than thirty (30) days prior to the commencement of a new one (1) year term that such Party desires that the Agreement not be so renewed (each a, "Renewal Term"). This Agreement may be terminated prior to the end of the Initial Term or any Renewal Term upon sixty (60) day's advanced written notice to the other Party. Liability for any payments or reimbursements due to a Party shall survive the termination of this Agreement.

Section 6.2 **Operator's Continued Performance.** Upon the termination of this Agreement, Operator shall submit to Company a final accounting of its operations hereunder and deliver to the successor operator designated by Company (or to Company if there is no successor operator) all records, reports, books, data and other material(s) related to the Properties.

ARTICLE 7
MISCELLANEOUS

Section 7.1 **Notices.** All notices that are required or may be given pursuant to this Agreement shall be given in writing and delivered personally, by telecopy or by recognized courier service to the addresses and/or electronic mail addresses listed below:

If to Operator:

Vast Exploration, LLC
10119 W. Lariat Lane
Peoria, AZ 85383.
Attention: Scott Mahoney
E-mail: scott@vastenergy.com

If to Company:

JayHawk Energy, Inc.
611 E. Sherman Avenue
Coeur d'Alene, ID 83814
Attention: Kelly Stopher
E-mail: kelly.stopher@comcast.net

Section 7.2 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho, without regard to the conflict of law provisions thereof.

Section 7.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their successors and permitted assignees.

Section 7.4 Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 7.5 Amendments. This Agreement may be amended or modified only by an agreement in writing signed by all Parties and expressly identified as an amendment or modification.

Section 7.6 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws. If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by Law.

Section 7.8 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 7.9 Waiver of Consequential and Punitive Damages. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER, AND EACH PARTY RELEASES THE OTHER PARTY FROM, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE SERVICES CONTEMPLATED IN THIS AGREEMENT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES SUFFERED BY SUCH PARTY. EACH OF THE PARTIES WAIVES, AND RELEASES

THE OTHER PARTY FROM ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; PROVIDED, HOWEVER, THAT ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY (OTHER THAN SUBSIDIARIES, PARTNERS, AFFILIATES, OR PARENTS OR A PARTY) FOR WHICH A PARTY OWES THE OTHER PARTY AN INDEMNITY SHALL NOT BE WAIVED. NOTHING IN THIS SECTION SHALL WAIVE OR BE DEEMED TO WAIVE ANY PARTY'S RIGHT TO SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF, OR OTHER EQUITABLE REMEDIES.

Section 7.10 Ratification for Prior Acts. To the extent the Operator has provided any Services contemplated by or necessitated by this Agreement after its Effective Date, but prior to its execution, Company ratifies and consents to such Services and shall reimburse Operator for any costs, expenses, fees or payments related to such Services.

Section 7.11 Further Assurances. Company covenants and agrees to take such further actions and to execute, acknowledge and deliver all such further documents, including assisting with filing any necessary documentation to cause Operator to become the Operator of Record for the Properties, and which are necessary to comply with this Agreement.

[Remainder of This Page is Intentionally Blank]

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

OPERATOR:

VAST EXPLORATION, LLC

DocuSigned by:

By: [signature]

B0A287FA2D3A45A...

Name: Scott Mahoney

Title: Chief Executive Officer & Manager

COMPANY:

JAYHAWK ENERGY, INC.

DocuSigned by:

By: Kelly Stopher

00D2F2EAD5BB4C2...

Name: Kelly Stopher

Title: Interim President, CEO & CFO

Signature Page to Contract Operating Agreement

ATTACHED TO AND MADE PART OF CONTRACT OPERATING AGREEMENT BY AND BETWEEN
VAST EXPLORATION, LLC AND JAYHAWK ENERGY, INC.

EXHIBIT "A"
SERVICES

Capitalized terms used herein and not otherwise defined herein have the meanings given to them in that certain Contract Operating Agreement by and between Vast Exploration, LLC and JayHawk Energy, Inc.

1. **Description of Services**. Operator shall provide or cause to be provided to Company the categories of operating services (collectively, "Services") defined in this Exhibit (A) as, respectively, "Routine Operations", "Major Operations", "Reporting Services" and "Miscellaneous Services". The performance of the Services shall include, in all cases, the performance by Operator, and Operator's compliance with, all of the covenants, terms, and provisions of this Agreement.

2. **Routine Operations**. Operator shall perform or cause to be performed duties that include all day-to-day activities relating to the operation and management of the Properties with the objectives of optimizing production, maintaining the associated oil and gas leases, extending the productive lives of the Properties, maximizing economics, and minimizing expenses (collectively, "Routine Operations"), including, but not limited to:

(a) supervision of daily operations and ongoing regulatory compliance;

(b) engagement of contract pumpers and other contractors, drilling contractors, service companies, drilling consultants, geologists, reserve engineers, completion consultants, regulatory consultants, legal and land consultants;

(c) review of reservoir and well production performance and operating expenses, including the performance of studies to develop cost reduction measures, alternative solutions to recurring problems, production improvements, and methods of early detection of problems to the extent requested or approved by Company;

(d) preparation of engineering, planning, and cost estimates for operations to be conducted on the Properties;

(e) coordination of monthly oil and gas production information with Company for marketing purposes;

(f) handling of oil and gas production, and delivery thereof to purchasers, pipelines, tanks and/or other facilities; and

(g) otherwise the performance of such operations on the Properties as are necessary or appropriate consistent with the standard of the reasonably prudent operator.

3. **Major Operations**. From time to time, Operator may have the necessity to perform, or to cause to be performed, the following Services in connection with the Properties ("Major Operations"):

(a) site preparation, drilling, logging, coring, testing, fracturing or other formation stimulation, and completion and equipping for production (including the installation of tanks, separators, flowlines, and other production equipment) or plugging and abandonment as a dry hole, of any new oil and gas well on the Properties, and the drilling of, or the conversion of an existing well to, an injection well, a saltwater disposal well, or a water supply well and the construction of dewatering facilities and deepening operations, sidetracking operations and recompletion operations;

(b) plugging and abandonment operations for hydrocarbon or water wells that have once produced, as well as for injection wells;

(c) reworking operations intended to restore hydrocarbon production or permit injection in a previously productive wellbore;

(d) plugging back operations;

(e) implementation and conduct of enhanced hydrocarbon recovery techniques; and

(f) any other operations that, based upon best practices in the operation of the Properties.

In connection with all Major Operations, Operator shall be responsible for the preparation of bid/proposal specifications and the acquisition of competitive bids and/or proposals for, and the procurement of, necessary services, materials, equipment, and other goods required for the performance of Operator's obligations under this Section 3.

Operator shall have the authority to perform all operations as previously defined in this section without requiring additional permission or interference from the Company.

The Operator is authorized to charge a daily supervision rate of $1000 per day when Major Operations are required (i.e., perforating new formations, reworking wells, etc.) after the initial drilling and completion work is finished. The daily supervision rate is in addition to the monthly payment the Operator is paid for the Services it provides.

4. **Reporting Services.** Operator shall prepare or cause to be prepared for filing by Company all regulatory reports required by Governmental Authorities. In addition, upon request by Company, Operator agrees to furnish to Company or cause to be furnished to Company copies of each of the following items promptly following their receipt or preparation by Operator:

(a) daily drilling, work over, or other operations reports;

(b) core analyses;

(c) if any, mud logs;

(d) electrical induction logs and surveys, neutron logs, or any other logs or similar tests run with respect to any Property;

(e) well tests, completion, and similar operational reports; and

(f) copies of all correspondence (including correspondence from any Governmental Authority) received by Operator pertaining in any way to the Properties.

All such data, reports, information, correspondence, logs, surveys, and technical analyses shall be the property of Company, and Operator shall retain no proprietary interest therein. In addition, Operator agrees to furnish to Company or cause to be furnished copies of such other reports and materials as Company may reasonably request.

5. **Miscellaneous Services.** Operator shall have full authority to provide any other services that are necessary to the operation of the Properties.

6. **Bonding**. The Operator reserves the right to use the existing bonding and operating licenses, permits and other state and local compliance documents of the Company until such time as the state and local operator of record can be changed from the Company to the Operator.

7. **Utilities**. All utility bills shall be paid on an actual cost basis.

8. **Taxes.** The Company shall be responsible for paying all Taxes, including, but not limited to, Ad Valorem, Severance, and Property taxes assessed by the relevant state and local governments.

EXHIBIT "B"
PROPERTIES

North Dakota Properties:

Wells
All Wells located in Divide County, North Dakota

Well Name	Section	Township	Range	Current Operator
Burner #1-34H	NE/4NE/4 Section 34	164N	97W	Jayhawk Energy, Inc.
Erickson #1-27H	Lot 1 Section 27	164N	97W	Jayhawk Energy, Inc.
Kearney #4-25H	Lot 4 Section 25	164N	97W	Jayhawk Energy, Inc.
Landstrom #1-33H	NE/4NE/4 Section 33	164N	97W	Jayhawk Energy, Inc.
Schutz #5-26H	Lot 4 Section 26	164N	97W	Jayhawk Energy, Inc.
Knudsen #1	SE/4SE/4 Section 28	164N	97W	Jayhawk Energy, Inc.
Jenks #1	NW/4NW/4 Section 34	164N	97W	Jayhawk Energy, Inc.

Kansas/Missouri Properties:

[See attached Excel Spreadsheet, incorporated herein by this reference]